Exhibit 23.3

Deloitte LLP
700, 850 — 2nd Street SW
Calgary, AB T2P oR8
Canada
Tel: 403-267-1700
Fax: 587-774-5398
www.deloitte.ca

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As Independent petroleum engineers, we hereby consent to the incorporation by reference in its Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291, 333-166598 and 333-184165) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc. relating to the use and inclusion of our letter report dated February 13, 2013 with respect to the proved oil, gas, condensate and natural gas liquids reserves and projected future net revenue associated with these reserves as of December 31, 2012 attributable to the Ramshorn Canada Investments Limited net interests in properties specified by Ramshorn Canada Investments Limited and to all references to our firm which are to be included in Form 10-K for the year ended December 31, 2012 to be filed by Nabors Industries Ltd. with the Securities and Exchange Commission.

Deloitte LLP

By:	/s/ Robin G. Bertram, P.Eng.
Robin G. Bertram, P.Eng.

February 26, 2013